Exhibit 99.1

Greenbacker Renewable Energy Company LLC Acquires a to be constructed 26.0 Megawatt Solar Project in California from Solar Frontier Americas Development LLC

New York, NY – December 28, 2017 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that on December 27, 2017, through a wholly-owned subsidiary, it purchased 97WI 8ME, LLC (“Midway III”), a “to be constructed” 26 megawatt solar project located in Imperial County, California, from Solar Frontier Americas Holdings LLC (“Solar Frontier”). Midway III is estimated to start construction in January 2018 and achieve Commercial Operations Date (“COD”) in October 2018. As part of this pre-construction transaction, the project has a construction management contract and a module supply agreement in-place with Solar Frontier. The Company is currently in negotiations with a financial institution to provide a construction loan and term loan facility as well as a tax equity financing arrangement with a large U. S. based financial institution. After considering the tax equity investment and expected term loan, the net investment by the Company is expected to be approximately $9.0 million. Once operational, Midway III will sell all the power generated to a large California utility through a 20-year fixed-price power purchase agreement.

“Working with Solar Frontier to construct a large scale solar project in California, as well as two large financial institutions to finance the transaction, is a great investment opportunity for Greenbacker”, stated Charles Wheeler, CEO of Greenbacker. “Upon completion in the third quarter of 2018, we see Midway III as another quality asset producing stable and predictable cash flows to the benefit of our investors”.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statementsok thank

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234